EXHIBIT 10.2
MARATHON PETROLEUM CORPORATION NONQUALIFIED STOCK OPTION AWARD AGREEMENT

OFFICER

As evidenced by this Award Agreement, Marathon Petroleum Corporation (the “Corporation”) has granted to [NAME] (the “Participant”), an employee of the Corporation or a Subsidiary, on [DATE] (the “Grant Date”), a right (the “Option”) to purchase from the Corporation [NUMBER] shares of Common Stock of the Corporation at a grant price of $[PRICE] per share (the “Grant Price”), pursuant to the Amended and Restated Marathon Petroleum Corporation 2012 Incentive Compensation Plan (the “Plan”), with such number of shares and such price per share being subject to adjustment as provided in the Plan, and further subject to the following terms and conditions:

1.Relationship to the Plan. This Option is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, that have been adopted by the Committee. Except as otherwise defined in this Award Agreement, capitalized terms shall have the same meanings given to them under the Plan. To the extent that any provision of this Award Agreement conflicts with the express terms of the Plan, the terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan. References to the Participant also include the heirs or other legal representatives of the Participant.

2.	Schedule for Exercisability of Options.

(a)	This Option shall become exercisable in three cumulative annual installments, as follows:

(i)	one-third of the Option Shares shall become exercisable on the first anniversary of the Grant Date;

(ii)	an additional one-third of the Option Shares shall become exercisable on the second anniversary of the Grant Date; and

(iii)	the remaining one-third of the Option Shares shall become exercisable on the third anniversary of the Grant Date;

provided, however, that the Participant must be in continuous Employment from the Grant Date through the applicable date of exercisability of each installment in order for the applicable portion of the Option to become exercisable with respect to additional shares of Common Stock on such date. If the Employment of the Participant is terminated for any reason other than death or Retirement, any Option Shares that are not exercisable as of the date of such termination of Employment shall be forfeited to the Corporation.

(b)	This Option shall become fully exercisable, irrespective of the limitations set forth in subparagraph

(a)	above, upon:

(i)	termination of the Participant’s Employment due to death;

(ii)	termination of the Participant’s Employment due to Retirement; or

(iii)	the Participant’s Qualified Termination, provided that as of such Qualified Termination the Participant had been in continuous Employment since the Grant Date.

3.	Expiration of Option.

(a)Expiration of Option Period. The Option Period shall expire on the tenth anniversary of the Grant
Date.

(b)Termination of Employment Due to Death or Retirement. If Employment of the Participant is terminated due to death or Retirement, the Option shall expire upon the earlier of (i) five years following the date of termination of Employment or (ii) expiration of the Option Period. The death of the Participant following Retirement but prior to the expiration of the Option shall have no effect on the expiration of the Option.

(c)Termination of Employment by the Corporation for Cause or Due to Resignation. If Employment of the Participant is terminated by the Corporation or any of its Subsidiaries for Cause or due to voluntary resignation by the Participant, the Option shall expire upon the termination of Employment.

(d)Termination of Employment by the Corporation Other Than For Cause. If Employment of the Participant is terminated by the Corporation or any of its affiliates for any reason other than Cause, the Option shall expire upon the earlier of (i) 90 days following the date of termination of Employment or (ii) expiration of the Option Period.

(e)Termination of Employment Following a Qualified Termination. If Employment of the Participant is terminated in a Qualified Termination, the Option shall remain exercisable throughout the Option Period.

4.Employment with a Competitor. Notwithstanding anything herein to the contrary, in the event the Committee, the Chief Executive Officer, or an authorized officer determines that the Participant has accepted or intends to accept employment with a competitor of any business unit of the Corporation, the Committee, the Chief Executive Officer, or the authorized officer may cancel the Option by written notice to the Participant.

5.Conditions Precedent. This Paragraph 5 shall apply to this Award notwithstanding any other provision of this Award Agreement to the contrary. The Participant’s services to the Corporation and its Subsidiaries are unique, extraordinary and essential to the business of the Corporation and its Subsidiaries, particularly in view of the Participant’s access to the Corporation’s or its Subsidiaries’ confidential information and trade secrets. Accordingly, in consideration of this Award Agreement and by accepting this Award, the Participant agrees that in order to otherwise vest in any right to any portion of the Option under Paragraph 2, the Participant must satisfy the following conditions to and including the vesting date for each applicable annual installment or other applicable portion of the Option under the vesting provisions in Paragraph 2:

(a)The Participant agrees that the Participant will not, without the prior written approval of the Board, at any time during the term of the Participant’s Employment and for a period of one year following the date on which the Participant’s Employment terminates (the “Restricted Period”), directly or indirectly, serve as an officer, director, owner, contractor, consultant, or employee of any the following organizations (or any of their respective subsidiaries or divisions): BP plc, Chevron Corporation; ExxonMobil Corporation, HollyFrontier Corporation; PBF Energy Inc.; Phillips 66; Valero Energy Corporation; Buckeye Partners, L.P.; DCP Midstream Partners, L.P; Enterprise Product Partners; Gas; Genesis Energy, L.P. ; Holly Energy Partners L.P.; Magellan Midstream Partners, L.P.; Phillips 66 Partners, L.P.; Plains All American Pipeline L.P.; Western Gas Equity Partners, or otherwise engage in any business activity directly or indirectly competitive with the business of the Corporation or any of its Subsidiaries as in effect from time to time.

(b)The Participant agrees that during the term of the Participant’s Employment and for a period of one year following the date on which the Participant’s Employment terminates, the Participant will not, alone or in conjunction with another party, hire, solicit for hire, aid in or facilitate the hire, or cause to be hired, either as an employee, contractor or consultant, any individual who is currently engaged, or was engaged at any time during the six month period prior such event, as an employee, contractor or consultant of the Corporation or any of its Subsidiaries.

(c)The Participant agrees that the Participant may not, either during the Participant’s Employment or thereafter, make or encourage others to make any public statement or release any information or otherwise engage in any conduct that is intended to, or reasonably could be foreseen to, embarrass, criticize or harm the reputation or goodwill of the Corporation or any of its Subsidiaries, or any of their employees, directors or shareholders; provided that this shall not preclude the Participant from reporting to the Corporation’s management or directors or to the government or a regulator conduct the Participant believes to be in violation of the law or the Corporation’s Code of Business Conduct or responding truthfully to questions or requests for information to the government, a regulator or in a court of law in connection with a legal or regulatory investigation or proceeding.

(d)The Participant agrees and understands that the Corporation and its Subsidiaries own and/or control information and material which is not generally available to third parties and which the Corporation or its Subsidiaries consider confidential, including, without limitation, methods, products, processes, customer lists, trade secrets and other information applicable to its business and that it may from time to time acquire, improve or produce additional methods, products, processes, customers lists, trade secrets and other information (collectively, the “Confidential Information”). The Participant acknowledges that each element of the Confidential Information constitutes a unique and valuable asset of the Corporation and its Subsidiaries, and that certain items of the Confidential Information have been acquired from third parties upon the express condition that such items would not be disclosed to the Corporation or a Subsidiary and the officers and agents thereof other than in the ordinary course of business. The Participant acknowledges that disclosure of the Confidential Information to and/or use by anyone other than in the Corporation’s or its Subsidiaries’ ordinary course of business would result in irreparable and continuing damage to the Corporation and its Subsidiaries. Accordingly, the Participant agrees to hold the Confidential Information in the strictest secrecy, and covenants that, during the term of the Participant’s Employment or at any time thereafter, the Participant will not, without the prior written consent of the Board, directly or indirectly, allow any element of the Confidential Information to be disclosed, published or used, nor permit the Confidential Information to be discussed, published or used, either by Participant or by any third parties, except in effecting the Participant’s duties for the Corporation and its Subsidiaries in the ordinary course of business.

(e)The Participant agrees that in addition to the forfeiture provisions otherwise provided for in this Award Agreement, upon the Participant’s failure to satisfy in any respect of any of the conditions described in Paragraphs 5(a), (b), (c) or (d), any unvested and unexercised portion of the Option provided for under this Award at the time of such breach shall be forfeited, and the rights of the Participant and the obligations of the Corporation under this Award Agreement shall be satisfied in full, in each case to the extent permitted by applicable law.

6.	Forfeiture or Repayment Resulting from Forfeiture Event.

(a)Forfeiture of Unexercised Option. If a Forfeiture Event (as defined herein) occurs during the Participant’s Employment or within two years following Participant’s termination of Employment, the Committee may, but is not obligated to, cause the Option granted under this Award Agreement to be forfeited with respect to some or all shares of Common Stock subject to the Option.

(b)Repayment of Spread on Exercised Option. If a Forfeiture Event occurs during the Participant’s Employment or within two years following Participant’s termination of Employment, the Committee may, but is not obligated to, require the Participant to pay to the Corporation an amount up to (but not in excess of) the difference between the Grant Price and market price of the Option on the date of exercise with respect to any shares for which the Option has been exercised (the “Forfeited Spread Amount”). Any Forfeited Spread Amount shall be paid by the Participant within 60 days of receipt from the Corporation of written notice requiring payment of such Forfeited Spread Amount.

(c)Application of Forfeiture Provisions. This Paragraph 6 shall apply notwithstanding any provision of this Award Agreement to the contrary and is meant to provide the Corporation with rights in addition to any other remedy which may exist in law or in equity. This Paragraph 6 shall not apply to the Participant following the effective time of a Change in Control.

(d)Notwithstanding the foregoing or any other provision of this Award Agreement to the contrary, the Participant agrees that the Corporation may also require that the Participant repay to the Corporation any compensation paid to the Participant under this Award Agreement, as is required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations thereunder or any other “clawback” provisions as required by law or by the applicable listing standards of the exchange on which the Common Stock is listed for trading.

7.Exercise of Option. Subject to the limitations set forth herein and in the Plan, this Option may be exercised in whole or in part by providing notice to the Committee or its designated representative of the number of Option Shares to be exercised. Such notice shall be accompanied by payment of the Grant Price of such Option Shares in cash or, at the election of the Participant, in shares of Common Stock or any combination thereof. For purposes of determining the amount, if any, of the purchase price satisfied by payment in Common Stock, such Common Stock shall be valued at its Fair Market Value on the date of exercise. Upon receipt of the purchase price, the Corporation or its designated representative shall issue or cause to be issued to the Participant a number of shares of Common Stock equal to the number of Option Shares then exercised.

8.Taxes. The Corporation or its designated representative shall have the right to withhold applicable taxes from the shares of Common Stock otherwise payable to the Participant upon exercise of the Option or from compensation otherwise payable to the Participant at the time of exercise pursuant to the applicable provisions of the Plan.

9.Shareholder Rights. The Participant shall have no rights of a shareholder with respect to the Option Shares unless and until such time as the Option has been exercised and shares of Common Stock have been issued to the Participant in conjunction with the exercise of the Option.

10.Nonassignability. During the Participant’s lifetime, the Option may be exercised only by the Participant or by the Participant’s guardian or legal representative. Upon the Participant’s death, the Option shall be transferred to the Participant’s estate. Otherwise, the Participant may not sell, transfer, assign, pledge or otherwise encumber any portion of the Option, and any attempt to sell, transfer, assign, pledge or encumber any portion of the Option shall have no effect.

11.No Employment Guaranteed. Nothing in this Award Agreement shall give the Participant any rights to (or impose any obligations for) continued Employment by the Corporation or any affiliate thereof or successor thereto, nor shall it give such entities any rights (or impose any obligations) with respect to continued performance of duties by the Participant.

12.Modification of Agreement. Any modification of this Award Agreement shall be binding only if evidenced in writing and signed by an authorized representative of the Corporation, provided that no modification may, without the consent of the Participant, adversely affect the rights of the Participant hereunder.

13.	Definitions. For purposes of this Award Agreement:

“Cause” means termination from Employment by the Corporation or its Subsidiaries due to unacceptable performance, gross misconduct, gross negligence, material dishonesty, material acts detrimental or destructive to the Corporation or its Subsidiaries, employees or property, or any material violation of the policies of the Corporation or its Subsidiaries.

“Employment” means employment with the Corporation or any of its affiliates. For purposes of this Option, Employment shall also include any period of time during which the Participant is on Disability status. The length of any period of Employment shall be determined by the Corporation or the Subsidiary that either (i) employs the Participant or (ii) employed the Participant immediately prior to the Participant’s termination of Employment.

“Forfeiture Event” means the occurrence of at least one of the following (a) the Corporation is required, pursuant to a determination made by the Securities and Exchange Commission or by the Audit Committee of the Board, to prepare a material accounting restatement due to the noncompliance of the Corporation with any financial reporting requirement under applicable securities laws as a result of misconduct, and the Committee determines that (1) the Participant knowingly engaged in the misconduct, (2) the Participant was grossly negligent with respect to such misconduct or (3) the Participant knowingly or grossly negligently failed to prevent the misconduct or (b) the Committee concludes that the Participant engaged in fraud, embezzlement or other similar misconduct materially detrimental to the Corporation.

“Option Period” means the period commencing upon the Participant’s receipt of this Award Agreement and ending on the date on which the Option expires pursuant to Paragraph 3(a).

“Option Shares” means the shares of Common Stock covered by this Option.

“Qualified Termination” for purposes of this Award Agreement shall have the same definition as under the Marathon Petroleum Corporation Amended and Restated Executive Change in Control Severance Benefits Plan, as in effect on the Grant Date (disregarding subsection II of such definition), and such definition and associated terms are hereby incorporated into this Award Agreement by reference.

“Retirement” means (a) for an Employee with ten or more years of Employment, termination on or after the Employee’s 50th birthday, or (b) termination on or after the Employee’s 65th birthday.

Marathon Petroleum Corporation

By
Authorized Officer